Exhibit 10.5

CONSTRUCTION LOAN AGREEMENT

This Construction Loan Agreement (the “AGREEMENT”) is dated as of the 25 day of July, 2002, and is by and between LSCP, L.P., an Iowa limited partnership (“BORROWER”) and FIRST NATIONAL BANK OF OMAHA (“BANK”), a national banking association established at Omaha, Nebraska.

WHEREAS, the BORROWER has requested the BANK to lend to BORROWER up to the sum of Thirty One Million Four Hundred Sixty-Five Thousand and no one-hundredths ($31,465,000.00) Dollars (the “CONSTRUCTION LOAN”), for the purpose of partially funding the cost of construction for an ethanol plant on the real estate described in Exhibit A (the “PROPERTY”), together with a Three Million Five Hundred Thousand ($3,500,000.00) Dollar revolving line of credit (“REVOLVING LOAN”).

WHEREAS, the BANK is willing to provide such credit facilities to BORROWER upon the terms and conditions herein set forth.

SECTION 1 Definitions.

1.1                                 “ASSIGNMENT OF DESIGN/BUILD CONTRACT” means the assignment of the agreement (“DESIGN/BUILD CONTRACT”) between the BORROWER and Fagen, Inc. (the “GENERAL CONTRACTOR”) for preparation of PLANS and construction of the PROJECT in accordance with PLANS therein described, by which the BORROWER assigns, as additional security for repayment of the OBLIGATIONS, the BORROWER’s interest in the DESIGN/BUILD CONTRACT in a form acceptable to the BANK in the exercise of its reasonable discretion.

1.2                                 “ASSIGNMENT OF RENTS” means the assignment of rents and leases as to the PROPERTY between BORROWER, as assignor, and the BANK, as assignee, as security for payment of the CONSTRUCTION NOTE in a form acceptable to the BANK.

1.3                                 “BANKING DAY” means a day on which the BANK is open for substantially all of its business.

1.4                                 “BORROWING BASE” means the lesser of:

A.                                   $3,500,000.00 or

B.                                     The aggregate of (i) 75% of BORROWER’s inventory of corn and distiller’s dried grain, all at current value on the date reported, plus (ii) 75% of the amount of BORROWER’s Ethanol Accounts aged thirty days or less, and 75% of the amount of BORROWER’s Federal Incentive Payment Accounts aged less than 120 days, excluding any Accounts reasonably deemed ineligible by BANK, plus (iii) 75% of BORROWER’s Ethanol Inventory, valued at the lower of cost or market.

1.5                                 “CLOSING” shall mean the date on which the BANK receives this AGREEMENT, executed by the BORROWER, together with the CONSTRUCTION NOTE and the REVOLVING NOTE.

1.6                                 “CONSTRUCTION LOAN TERMINATION DATE” means the earlier of (i) the date which is twelve months subsequent to CLOSING, (ii) the COMPLETION DATE, or (iii) such earlier date upon which the BANK’s commitment to make disbursements under the CONSTRUCTION LOAN is terminated.

1.7                                 “COMPLETION DATE” means the earlier of June 1, 2003, or the date the BANK determines following a proper inspection and in the exercise of BANK’s reasonable discretion, that the PROJECT has been completed in accordance with the PLANS.

1.8                                 “CONSTRUCTION NOTE” means the promissory note of the BORROWER in the form of Exhibit B evidencing borrowings under the CONSTRUCTION LOAN of up to a maximum amount of Thirty One Million Four Hundred Sixty-five Thousand ($31,465,000.00) Dollars.

1.9                                 “DEBT SERVICE” means any principal and interest expense attributable to INDEBTEDNESS.

1.10                           “DRAW REQUEST” means forms acceptable to the BANK to be submitted to the BANK by BORROWER when a disbursement is requested under the CONSTRUCTION NOTE.

1.11                           “EBITDA CASH FLOW” means Earnings Before Interest, Taxes, Depreciation and Amortization, all experienced during the applicable reporting period.

1.12                           “EVENT OF DEFAULT” has the meaning provided for in Section 7 of this AGREEMENT.

1.13                           “EXCESS CASH FLOW” means EBITDA CASH FLOW, less payments made on OBLIGATIONS or SUBORDINATED DEBT, and less state and federal incentive payments, and authorized capital expenditures, all experienced during the applicable reporting period.

1.14                           “FIXED CHARGE COVERAGE RATIO” means the ratio derived when comparing EBITDA CASH FLOW, less capital expenditures, dividends and taxes to BORROWER’s payments on the principal and interest of the OBLIGATIONS and SUBORDINATED DEBT made during the applicable reporting period.

1.15                           “GAAP” means generally accepted accounting principles, applied on a basis consistent with the accounting principles applied in the preparation of the annual financial statements of the BORROWER referred to in the Financial Condition Section of this AGREEMENT. All accounting terms not otherwise defined in this AGREEMENT have the meaning assigned to them in accordance with GAAP.

1.16                           “INDEBTEDNESS” means all indebtedness for borrowed money including long-term debt, and capital leases.

1.17                           “INDEPENDENT INSPECTOR” means the firm which will be retained by BANK, at BORROWER’s cost, which cost shall not exceed $50,000.00, to conduct on site inspections of the work-in-progress on the PROJECT, and to issue periodic reports to BANK as to the progress of construction and adherence to the PLANS. The BANK’s selection of the INDEPENDENT INSPECTOR shall be subject to BORROWER’s approval, which approval will not be unreasonably withheld.

1.18                           “LOAN DOCUMENTS” means this AGREEMENT and each document referred to in Section 4 of this AGREEMENT.

1.19                           “LOAN TERMINATION DATE” means the earliest to occur of the following: (i) as to the CONSTRUCTION NOTE, June 1, 2003, as to the REVOLVING NOTE, a date 364 days after initial funding of such NOTE, and the TERM NOTE, a date which is five years subsequent to COMPLETION DATE (ii) the date the OBLIGATIONS are accelerated pursuant to this AGREEMENT, and (iii) the date BANK receives (a) notice in writing from BORROWER of BORROWER’s election to terminate this AGREEMENT and (b) indefeasible payment in full of the OBLIGATIONS.

1.20                           “MARKETING CONTRACT” means that written contract dated as of February 19, 2002 between BORROWER and Minnesota Corn Processors, L.L.C., by which the latter agreed to provide marketing services to BORROWER for BORROWER’s ethanol product, as well as the written contract dated as of June 19, 2002 between BORROWER and Commodity Specialists Co. by which the latter agreed to provide marketing services as to BORROWER’s distillers dried grains (“DDGs”).

1.21                           “MORTGAGE” means the mortgage between the BORROWER as mortgagor and the BANK as mortgagee, creating a first lien on the PROPERTY and a security interest in all of the personal property located thereon as security for payment of the OBLIGATIONS.

1.22                           “NET WORTH” means total assets less total liabilities and less the following types of assets: (1) leasehold improvements; (2) receivables and other investments in or amounts due from any partner, employee or other person or entity related to or affiliated with the BORROWER; (3) goodwill, patents, copyrights, mailing lists, trade names, trademarks, servicing rights, organizational and franchise costs, bond underwriting costs and other like assets properly classified as intangible, and (4) treasury stock or treasury partnership units. NET WORTH shall not include any debt due to BORROWER not acceptable to BANK in the exercise of its reasonable discretion, but shall include SUBORDINATED DEBT.

1.23                           “OBLIGATIONS” means the obligation of the BORROWER:

(A)                              To pay the principal of, and interest on, the CONSTRUCTION NOTE, the TERM

NOTE and the REVOLVING NOTE in accordance with the terms thereof and to satisfy all of its other liabilities to the BANK, whether hereunder or otherwise, whether now existing or hereafter incurred, matured or unmatured, direct or contingent, joint or several, including any extensions, modifications, renewals thereof, and substitutions therefore and including, but not limited to, any obligations under letter of credit agreements;

(B)                                To repay to the BANK all amounts advanced by the BANK hereunder or otherwise on behalf of the BORROWER, including, but without limitation, advances for principal or interest payments to prior secured parties, mortgagees, or licensers, or taxes, levies, insurance, rent, or repairs to, or maintenance or storage of, any of the real or personal property securing BORROWER’s payment and performance of this AGREEMENT; and

(C)                                To reimburse the BANK, on demand, for the BANK’s reasonable and necessary out of pocket expenses and costs, including the reasonable fees and expenses of its counsel, in connection with the preparation, administration, amendment, modification, or enforcement of this AGREEMENT and the LOAN DOCUMENTS required hereunder, including, without limitation, any proceeding brought or threatened, to enforce payment of any of the OBLIGATIONS referred to in the foregoing sub-paragraphs (A) and (B).

1.24                           “PERMIT” or “PERMITS” means any license or permit, and all licenses or permits, required under any environmental law or regulation required to construct and operate the facility on the PROPERTY after completion of the PROJECT at its operational capacity, including without limitation the following:

(a)                                  an air emissions permit, which PERMIT will allow the BORROWER after COMPLETION DATE to operate the ethanol plant on the PROPERTY after construction of the PROJECT at maximum capacity.

(b)                                 All permits required in connection with the construction and operation of all above ground storage tanks included in the PLANS for the ethanol plant.

(c)                                  A National Pollution Discharge Elimination System Construction Permit for any storm water that is discharged during construction and after construction of the PROJECT.

1.25                           “PLANS” means the plans and specifications prepared by ICM, Inc. on behalf of the GENERAL CONTRACTOR for the PROJECT and identified to this AGREEMENT by the GENERAL CONTRACTOR, the BORROWER and the BANK.

1.26                           “PROJECT” means the design and construction of an ethanol plant, together with all necessary and appropriate fixtures, equipment, attachments, and accessories, as described in the PLANS, to be constructed on the PROPERTY.

1.27                           “REVOLVING NOTE” means that promissory note of BORROWER to BANK evidencing the revolving credit facility described in Section 2.7 of this AGREEMENT, its renewals, modifications and extensions.

1.28                           “SECURITY AGREEMENT” means the SECURITY AGREEMENT between the BORROWER, as debtor, and the BANK, as secured party, creating a first security interest in all BORROWER’s assets, including general intangibles, securing the OBLIGATIONS.

1.29                           “SUBCONTRACTOR” means any person who contracts with the GENERAL CONTRACTOR or BORROWER to perform any work or supply any of the materials or equipment necessary to complete the PROJECT.

1.30                           “SUBORDINATED DEBT” means INDEBTEDNESS of BORROWER to entities other than BANK that has been subordinated, in form acceptable to BANK, to the OBLIGATIONS.

1.31                           “TERM NOTE” means that promissory note of BORROWER to BANK which evidences permanent financing to pay the CONSTRUCTION NOTE as described in Sections 2.5 and 2.6 of this AGREEMENT, its renewals, modifications and extensions.

1.32                           “WORKING CAPITAL” means current assets (less investments in or other amounts due from any partner, employee or any person or entity related to or affiliated with the BORROWER and prepayments) less current liabilities (less any portion of such current liabilities that constitute debt that is expressly subordinated to the BANK in a writing acceptable to the BANK, in the exercise of its reasonable discretion).

SECTION 2 Amount and Terms of the LOANS.

2.1                                 CONSTRUCTION LOAN.  The BANK agrees, on the terms and subject to the conditions hereinafter set forth, to make, from time to time during the period from the date of execution of this AGREEMENT to and including the CONSTRUCTION LOAN TERMINATION DATE disbursements to the BORROWER in an aggregate principal amount not to exceed the amount of the CONSTRUCTION LOAN for the sole purpose of paying approved construction costs of the PROJECT. If, prior to the COMPLETION DATE, there is paid to BANK a third party payment (a grant payment, for example), which is applied to the CONSTRUCTION LOAN, BANK will advance such amount, or a lesser sum, as in BANK’s reasonable discretion is necessary to complete the PROJECT. Approved construction costs are costs actually incurred in connection with the construction of the PROJECT, which shall include but not be limited to costs of permits, licenses, labor, supplies, materials, services, equipment, insurance premiums, real estate taxes and interest on disbursements, and operating costs of the ethanol plant. Construction costs shall include costs in an aggregate of $100,000.00 payable to Fagen, Inc. for “time and material” as specified in Exhibit D § 1 of the DESIGN/BUILD CONTRACT unless it is specifically set forth on the Total Project Cost Statement provided for in 4.1.8 of this AGREEMENT. Construction costs do not include the cost associated with termination under §11.4 of the General Conditions of Contract to the DESIGN/BUILD CONTRACT.

2.2                                 The CONSTRUCTION NOTE.  The obligation of the BORROWER to repay the CONSTRUCTION LOAN shall be evidenced by the CONSTRUCTION NOTE. Notwithstanding any provisions of the CONSTRUCTION NOTE, interest shall be payable at the rate provided therein only on such portions of the CONSTRUCTION LOAN proceeds as actually have been disbursed pursuant to this AGREEMENT.

2.3                                 Interest on the CONSTRUCTION NOTE.  Interest on the principal amount outstanding on the CONSTRUCTION LOAN shall accrue, for the period through and including the COMPLETION DATE, at a rate (the “RATE”) one hundred (100) basis points above the BASE RATE in effect from time to time until maturity, and six per cent (6%) above the BASE RATE in effect from time to time after maturity, whether by acceleration or otherwise. For purposes hereof, BASE RATE shall mean the rate announced by BANK from time to time and published monthly as its “National Base Rate”.

Each time the BASE RATE shall change, the RATE shall change contemporaneously with such change in the BASE RATE. Interest shall be calculated on the basis of a 360-day year, counting the actual number of days elapsed.

2.4                                 Repayment of the CONSTRUCTION NOTE.  Interest only shall be payable quarterly on the CONSTRUCTION NOTE. All outstanding principal and accrued but unpaid interest shall be payable on the LOAN TERMINATION DATE.

2.5                                 TERM LOAN.  On COMPLETION DATE, the CONSTRUCTION LOAN shall be paid in full by a new term loan (“TERM LOAN”), evidenced by the TERM NOTE. Principal and interest shall be payable quarterly on the TERM NOTE in an amount sufficient, as determined by the BANK, to amortize the amount outstanding on the CONSTRUCTION NOTE at the applicable interest rate over a ten (10) year period commencing from the COMPLETION DATE. The balance will be due and payable on LOAN TERMINATION DATE.

2.6                                 Interest on the TERM NOTE.  Interest on the principal amount outstanding on the TERM LOAN shall accrue, for the period through and including its maturity, at a rate (the “RATE”) one hundred (100) basis points above the BASE RATE in effect from time to time until maturity, and six per cent (6%) above the BASE RATE in effect from time to time after maturity, whether by acceleration or otherwise. Not later than ninety (90) days following COMPLETION DATE, BORROWER shall accept a fixed interest rate option on no less than fifty (50%) per cent of the outstanding balance of the TERM NOTE, and enter into a matched funding contract acceptable to BANK (for example, an interest rate swap agreement) with a term of no less than three years, and an interest spread of 250 basis points. One source of such matched funding contract that is mutually acceptable to BANK and BORROWER is that used by the Federal Home Loan Bank Board, Topeka, Kansas. In the event any of the TERM NOTE amount bears interest at such a fixed rate, any prepayment shall be applied first to the principal accruing interest at a variable rate, and thereafter applied to principal accruing interest at the fixed rate. For purposes hereof, BASE RATE shall mean the rate announced by BANK from time to time as its “National Base Rate”. Prepayment penalties, as provided in the matched funding contract, will apply as necessary to compensate BANK for breakage of contracted interest rates on the fixed portion of the TERM NOTE balance. In addition, a prepayment fee of 1.00% of the principal prepaid will apply if the TERM LOAN is prepaid in its entirety during the first three years, based on the outstanding amount at such date. However, notwithstanding the foregoing, BANK agrees that BORROWER may obtain additional SUBORDINATED DEBT, to reduce the OBLIGATIONS, which reduction will not result in prepayment penalties as long as such reduction occurs prior to the time at which BORROWER contracts for its matched funding contract.

Each time the BASE RATE shall change, the RATE shall change contemporaneously with such change in the BASE RATE. Interest shall be calculated on the basis of a 360-day year, counting the actual number of days elapsed.

2.7                                 REVOLVING LOAN.  BANK agrees to lend $3,500,000.00 to BORROWER pursuant to this facility. As a part of this facility, BANK will issue its letters of credit at BORROWER’s request, on BORROWER’s account, pursuant to the BANK’s customary policies and with its standardized documents; provided that the aggregate amount of such letters of credit shall not exceed $1,000,000.00 at any time outstanding. BANK will credit proceeds of this revolving loan (“REVOLVING LOAN”) to BORROWER’s deposit account with the BANK, bearing number 22674210.

2.7.1                        Subject to the terms hereof, the BANK will lend the BORROWER, from time to time until the “LOAN TERMINATION DATE” such sums in integral multiples of $10,000.00 as the BORROWER may request by reasonable same day notice to the BANK, received by the BANK not later than 11:00 A.M. of such day, but which shall not exceed in the aggregate principal amount at any one time outstanding, $3,500,000.00, less the aggregate amounts of any issued and outstanding letters of credit issued by BANK at the request of and on the account of BORROWER (the “LOAN COMMITMENT”). The BORROWER may borrow, repay without penalty or premium and reborrow hereunder, from the date of this AGREEMENT until the LOAN TERMINATION DATE, either the full amount of the LOAN COMMITMENT or any lesser sum which is $10,000.00 or an integral multiple thereof. It is the intention of the parties that the outstanding balance of the REVOLVING LOAN shall not exceed the BORROWING BASE, as required in section 6.1.9, and if at any time said balance exceeds the BORROWING BASE, BORROWER shall forthwith pay BANK sufficient funds to reduce the balance of the REVOLVING LOAN until it is in compliance with this requirement.

2.8                                 THE REVOLVING NOTE.  The LOAN COMMITMENT shall be evidenced by a REVOLVING NOTE having stated maturity on the LOAN TERMINATION DATE, in the form attached hereto as Exhibit C.

2.9                                 INTEREST ON THE REVOLVING NOTE.  Interest on the principal balance of the REVOLVING LOAN from time to time outstanding will be payable at a rate (the “RATE”) equal to fifty (50) basis points higher than the BASE RATE in effect from time to time until maturity, and six per cent (6%) above the BASE RATE in effect from time to time after maturity, whether by acceleration or otherwise. For purposes hereof, BASE RATE shall mean the rate announced by BANK from time to time as its “National Base Rate”. Each time the BASE RATE shall change, the RATE shall change contemporaneously with such change in the BASE RATE. Interest shall be calculated on the basis of a 360-day year, counting the actual number of days elapsed. Interest on the REVOLVING LOAN shall be payable monthly.

2.10                           Payments.  All principal, interest and fees due under this AGREEMENT, the CONSTRUCTION NOTE, the REVOLVING NOTE, the TERM NOTE and the LOAN DOCUMENTS shall be paid in immediately available funds as contracted in this AGREEMENT and no later than the payment due date set forth in the monthly statement mailed to the BORROWER by the BANK. Should a payment come due on a day other than a BANKING DAY, then the payment shall be made no later than the next BANKING DAY and interest shall continue to accrue during the extended period.

2.11                           Fees.  At CLOSING, the BORROWER shall pay to the BANK a due diligence and negotiation fee in the sum of $100,000.00, which fee BORROWER agrees and acknowledges has been earned by BANK as of the execution hereof as the result of BANK’s efforts to acquire participating lenders. At CLOSING, the BORROWER shall pay to the BANK a commitment fee of $314,650.00, which fee BORROWER agrees and acknowledges has been earned by BANK. At COMPLETION DATE, and on each annual anniversary of COMPLETION DATE for five years subsequent to COMPLETION DATE, the BORROWER shall pay to the BANK an Annual Servicing Fee of $50,000.00, which fee BORROWER agrees and acknowledges has been earned by BANK; provided, however, an Annual Servicing Fee shall not be due and payable on the LOAN TERMINATION DATE. BORROWER agrees to pay BANK an unused commitment fee equal to 12.5 basis points of the average unused portion of the REVOLVING LOAN, calculated and payable on a quarterly basis in arrears; provided, however, the unused commitment fee shall not apply and be payable by the BORROWER until such time as the BORROWER has requested, and the BANK has deposited, the initial advance of the REVOLVING LOAN into the BORROWER’s deposit account with BANK.

2.12                           Appraisal.  If the BANK is required by any government entity with regulatory authority over the BANK the BANK may, at BORROWER’s expense, order an appraisal of the PROPERTY. If such appraisal shows that the outstanding CONSTRUCTION LOAN amount at that time exceeds the value of the PROPERTY as determined by the appraisal then the BORROWER shall, within thirty (30) days of notice by the BANK and without penalty or premium, pay the difference between the outstanding CONSTRUCTION LOAN amount and the appraised value amount of the PROJECT and PROPERTY as determined by such appraisal, and no further advances shall be made on the

CONSTRUCTION LOAN thereafter until such time as the appraised value of the PROJECT and PROPERTY exceeds the CONSTRUCTION LOAN amount.

2.13                           Incentive Pricing.  The interest rate applicable to the TERM LOAN and the REVOLVING LOAN is subject to reduction commencing six months subsequent to COMPLETION DATE, based on the business results of BORROWER. In the event that BORROWER maintains the following ratios, measured monthly, the interest rate will be reduced accordingly:

If INDEBTEDNESS to NET WORTH is less than:	Interest will be:

1.30 : 1.00	BASE RATE plus 75 basis points
1.10 : 1.00	BASE RATE plus 50 basis points
.90 : 1.00	BASE RATE plus 25 basis points
.70 : 1.00	BASE RATE

SECTION 3 Disbursement Procedures.

3.1                                 Submission of DRAW REQUESTS.  Whenever the BORROWER desires a disbursement under the CONSTRUCTION LOAN, which shall be no more often than three times a month, unless BANK agrees otherwise, the BORROWER shall submit to the BANK a DRAW REQUEST, duly executed on behalf of the BORROWER setting forth the information requested therein. Each DRAW REQUEST shall be delivered to the BANK at least five (5) days before the date the disbursement is desired.

3.2                                 Amount of DRAW REQUEST.  Each DRAW REQUEST shall be limited to amounts equal to (i) the total of costs actually incurred and paid or owing by the BORROWER to the date of such DRAW REQUEST for work performed or materials incorporated in the PROJECT as described in the PLANS, plus (ii) the cost of materials and equipment not incorporated in the PROJECT, but delivered to and suitably stored at the PROJECT site, plus (iii) prepayments for equipment when prepayment is required by the manufacturer or supplier; less, (iv) prior disbursements for such costs and from the CONSTRUCTION LOAN or BORROWER’s WORKING CAPITAL for such costs. Notwithstanding anything herein to the contrary, no disbursements for materials stored at the PROJECT site will be made by the BANK unless the BORROWER shall advise the BANK of its intention to store materials prior to their delivery, and provide suitable security for such storage.

3.3                                 Other Documents.  At the time of submission of each DRAW REQUEST, the BORROWER shall submit or cause to be submitted to the BANK the following:

3.3.1.                     A written lien waiver from the GENERAL CONTRACTOR and each SUBCONTRACTOR for work done and materials supplied by it which were paid for pursuant to the next preceding DRAW REQUEST with copies of all invoices supporting the DRAW REQUEST.

3.3.2.                     A document from the BORROWER and GENERAL CONTRACTOR, and if applicable, the INDEPENDENT INSPECTOR requesting and/or approving payment of the relevant DRAW REQUEST.

3.3.3.                     Such other supporting evidence as may be reasonably requested by the BANK to substantiate all payments which are to be made out of the relevant DRAW REQUEST and/or to substantiate all payments then made with respect to the PROJECT.

3.4                                 Cost Over Runs.  The BORROWER agrees that all cost over runs on the PROJECT shall be paid solely by the BORROWER and that the BORROWER shall deliver additional funds to the BANK in accordance with Section 3.6 of this AGREEMENT to pay any cost over runs on the PROJECT.

3.5                                 Making the Disbursements.  If on the date a DRAW REQUEST is received by BANK, the BORROWER has performed all of its agreements and complied with all requirements therefore to be performed or complied with hereunder including satisfaction of all applicable conditions precedent contained in Section 4 of this AGREEMENT and the BANK has received a current report from the INDEPENDENT INSPECTOR documenting compliance with the PLANS for those portions of the PROJECT indicated as completed in the DRAW REQUEST and otherwise confirming the acceptability of the PROJECT work represented by the DRAW REQUEST; the BANK shall pay to the BORROWER the amount of the requested disbursement. Each disbursement disbursed to the BORROWER under the CONSTRUCTION LOAN shall bear interest at the rate provided in the CONSTRUCTION NOTE evidencing the disbursement from the date such disbursement is so disbursed to the BORROWER or deposited into BORROWER’s account.

3.6                                 Deposit of Funds by the BORROWER.  If the BANK shall at any time in good faith determine that the undisbursed amount of the CONSTRUCTION LOAN is less than the amount required to pay all costs and expenses of any kind which reasonably may be anticipated in connection with the completion of the PROJECT after application of all funds received from the BORROWER’s equity and shall thereupon send written notice thereof to the BORROWER specifying the amount required to be deposited by the BORROWER with the BANK to provide sufficient funds to complete the PROJECT, the BORROWER agrees that it will, within thirty (30) calendar days of receipt of any such notice, deposit with the BANK, the amount of funds specified in the BANK’s notice. The BORROWER agrees that any such funds deposited with the BANK may be disbursed before any further disbursement of CONSTRUCTION LOAN proceeds from the BANK, to pay any and all costs and expenses of any kind in connection with completion of the PROJECT.

3.7                                 Disbursements Without Receipt of DRAW REQUEST.  Notwithstanding anything herein to the contrary, the BANK shall have the irrevocable right at any time and from time to time to apply funds which it agrees to disburse hereunder to pay interest on the CONSTRUCTION NOTE as and when such interest becomes due, and to pay any and all of the expenses of BANK related to the PROJECT and the CONSTRUCTION LOAN, all without receipt of a DRAW REQUEST.

3.8                                 Miscellaneous Procedures.  BANK may establish additional procedures regarding disbursements as are reasonable to assure the proceeds of the CONSTRUCTION LOAN are paid only to those persons and entities entitled to the same, and that the liens securing the OBLIGATIONS are in all cases first and paramount liens on the PROPERTY.

3.9                                 Appointment of INDEPENDENT INSPECTOR.  No DRAW REQUEST shall be honored after commencement of construction unless BORROWER has consented to the appointment of an INDEPENDENT INSPECTOR.

SECTION 4 Conditions of Lending.

4.1                                 Conditions Precedent to the Initial Disbursement.  The obligation of the BANK to make its initial disbursement under the CONSTRUCTION LOAN is subject to the condition precedent that the BORROWER shall be in compliance with the conditions set forth in Section 4.2 of this AGREEMENT and to the further condition precedent that the BANK shall have received on or before the CLOSING all of the following, each dated (unless otherwise indicated) such day, in form and substance satisfactory to the BANK:

4.1.1                        The CONSTRUCTION NOTE, duly executed on behalf of the BORROWER.

4.1.2                        The MORTGAGE duly executed on behalf of the BORROWER.

4.1.3                        The ASSIGNMENT OF RENTS, duly executed on behalf of the BORROWER.

4.1.4                        The SECURITY AGREEMENT, duly executed on behalf of the BORROWER.

4.1.5                        A financing statement or statements sufficient when filed to perfect the security interests granted under the MORTGAGE, the ASSIGNMENT OF RENTS, the SECURITY AGREEMENT, and the ASSIGNMENT OF DESIGN/BUILD CONTRACT, to the extent such security interests are capable of being perfected by filing.

4.1.6                        A copy of the PLANS, certified by ICM, Inc., Fagen, Inc., and the BORROWER.

4.1.7                        The assignment of the DESIGN/BUILD CONTRACT, duly executed by the BORROWER and consented to by the GENERAL CONTRACTOR and a copy of the DESIGN/BUILD CONTRACT, together with the General Conditions of Contract referred to therein.

4.1.8                        A total project cost statement on the PROJECT duly executed by the BORROWER and the GENERAL CONTRACTOR, setting forth the anticipated total cost of the PROJECT’s completion.

4.1.9                        An ALTA (American Land Title Association) Survey of the PROPERTY, prepared at the BORROWER’s expense, currently certified by a licensed, registered surveyor and incorporating the legal description of the PROPERTY, showing the location of all points and lines referred to in the legal description, the location of any existing improvements, the proposed location of the PROJECT (including parking) as being within the exterior boundaries of the PROPERTY and in compliance with all applicable building set-back requirements, and the location of all utilities and the location of all easements and encroachments onto or from the PROPERTY that are visible on the PROPERTY, known to the surveyor preparing the survey or of record, identifying easements of record by recording data, and currently certified by the surveyor that there are no such easements or encroachments upon the PROPERTY except as shown on the survey.

4.1.10                  An as built appraisal based upon the PLANS to be performed by Natwick Associates Appraisal Services which shows the as-completed value of the PROPERTY and PROJECT addressed to and otherwise acceptable to BANK.

4.1.11                  A title binder, issued by AgStar Financial Services, (the “TITLE COMPANY”) at BORROWER’s expense, constituting a commitment by the TITLE COMPANY to issue a mortgagee’s title policy in favor of the BANK as mortgagee under the MORTGAGE, that will be free from all standard exceptions, including mechanics’ liens and all other exceptions not previously approved by the BANK and that will insure the MORTGAGE to be a valid first lien on the PROPERTY.

4.1.12                  A soil report on the PROPERTY certified by a registered engineer including structural design recommendations in form and substance satisfactory to the BANK. Such report shall include soil borings and geo-technical analyses.

4.1.13                  A Phase I Environmental Report of the PROPERTY in form and content satisfactory to the BANK.

4.1.14                  A Flood Hazard Determination Form for the PROPERTY, confirming whether or not the parcel is in a flood hazard area and whether or not flood insurance must be obtained.

4.1.15                  Copies of all PERMITS from the applicable regulatory agencies from whom a permit or license is required.

4.1.16                  Copies of documents from the appropriate state, federal, city or county authority having jurisdiction over the PROPERTY and the PROJECT that provide to the reasonable satisfaction of the BANK that the PROJECT when constructed in accordance with the PLANS will comply in all material respects with all applicable ordinances, zoning, subdivision, platting, environmental and land use requirements, without special variance or exception, and such other evidence as the BANK shall reasonably request to establish that the PROJECT and the contemplated use thereof are permitted by and comply with all applicable use or other restrictions and requirements in prior conveyances, zoning ordinances, environmental laws and regulations, water shed district regulations and all other applicable laws or regulations, and governmental authorities having jurisdiction over the PROJECT. BORROWER is not required to obtain advance confirmation from any governmental body that the PROJECT will comply with such ordinances, regulations and requirements.

4.1.17                  Copies of the policy of property/casualty insurance and comprehensive general liability insurance and a certificate of the worker’s compensation insurance required under Section 6.3 of this AGREEMENT, with all such insurance in full force and effect and approved by the BANK, in the exercise of its reasonable discretion, and naming BANK as an additional named insured, together with appropriate flood insurance, if the PROPERTY is in a flood hazard area. Notwithstanding the foregoing, BORROWER is not required to obtain worker’s compensation insurance until required by Iowa law.

4.1.18                  A signed opinion of counsel for the BORROWER, addressed to the BANK, opining that: 1) the BORROWER is duly organized and in good standing in the state of Iowa; 2) the BORROWER is qualified in each state in which it does business and is legally required to be qualified; 3) the BORROWER has the power to execute and deliver the LOAN DOCUMENTS and to borrow money and perform in accordance with the terms of the LOAN DOCUMENTS; 4) to the counsel’s knowledge, all actions and consents by BORROWER necessary to the validity of the LOAN DOCUMENTS have been obtained; 5) the LOAN DOCUMENTS have been duly signed and are the valid and binding obligation of the BORROWER and enforceable in accordance with their terms; and 6) to the best of counsel’s knowledge, the LOAN DOCUMENTS and the transactions contemplated there under do not conflict with any provision of the operating agreement of BORROWER or any agreement binding upon the BORROWER or its properties.

4.1.19                  A Certificate of Authority executed by such person or persons authorized by the BORROWER’s organizational documents and/or agreements to do so, certifying the incumbency and signatures of the managers or other persons authorized to execute the LOAN DOCUMENTS, and authorizing the execution of the LOAN DOCUMENTS and performance in accordance with their terms.

4.1.20                  A recently certified copy of the BORROWER’s Limited Partnership Agreement, and any amendments, if applicable.

4.1.21                  A recently certified copy of the BORROWER’s Certificate of Limited Partnership and any amendments, if applicable.

4.1.22                  A certificate of good standing for the BORROWER from the office of the Iowa Secretary of State.

4.1.23                  Proof of injection of equity capital into BORROWER of no less than $18,000,000.00 by BORROWER’s partners, which may include SUBORDINATED DEBT.

4.1.24                  A copy of the MARKETING CONTRACT(s), together with an assignment in favor of BANK in form satisfactory to BANK.

4.1.25                  A copy of any existing contracts for BORROWER’s natural gas, electricity and water service.

4.1.26                  BORROWER shall provide a copy of its contract with F.C. Stone, L.L.C. to provide risk management services associated with BORROWER’s purchase of grain, together with an assignment in favor of BANK in form satisfactory to BANK as soon as it is executed.

4.1.27                  Proof of the existence of a completion bond for the PROJECT, in form satisfactory to BANK, including BANK as an additional beneficiary.

4.1.28                  A copy of BORROWER’s contract with U.S. Energy Services.

4.1.29                  A copy of BORROWER’s loan documents representing all SUBORDINATED DEBT.

4.1.30                  (Reserved)

4.1.31                  (Reserved)

4.1.32                  (Reserved)

4.1.33                  BORROWER shall provide an assignment, in form reasonably satisfactory to BANK, of all warranties existing at CLOSING and after CLOSING, which have been issued or will be issued to BORROWER by subcontractors and material suppliers to the PROJECT.

4.1.34                  A copy of the lease for the land south of the railroad line on the PROPERTY together with an assignment and attornment agreement in favor of BANK, in form reasonably satisfactory to BANK.

4.2                                 Conditions Precedent to All Disbursements.  The obligation of the BANK to make each disbursement under the CONSTRUCTION LOAN (including the initial disbursement) shall be subject to the further conditions precedent that on the date of such disbursement:

4.2.1                        The representations and warranties contained in Section 5 of this AGREEMENT are correct on and as of the date of such disbursement as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

4.2.2                        No event has occurred and is continuing, or would result from such disbursement, which constitutes an EVENT OF DEFAULT.

4.2.3                        No determination shall have been made by the BANK that the undisbursed amount of the CONSTRUCTION LOAN is less than the amount required to pay all costs and expenses of any kind which reasonably may be anticipated in connection with the completion of the PROJECT; or, if such a determination has been made and notice thereof sent to the BORROWER in accordance with this AGREEMENT, the BORROWER shall have deposited the necessary funds with the BANK in accordance with the Section 3.6 of this AGREEMENT.

4.2.4                        The disbursement requirements of Section 3 of this AGREEMENT have been satisfied.

4.2.5                        If required by the BANK, the BANK shall be furnished with a statement from the BORROWER and the GENERAL CONTRACTOR, in form and substance satisfactory to the BANK, in the exercise of its reasonable discretion, setting forth the names, addresses and amounts due or to become due, as well as the amounts previously paid, to every SUBCONTRACTOR.

4.2.6                        No PERMIT necessary for the construction of the PROJECT shall have been revoked or the issuance thereof subjected to challenge before any court or other governmental authority having or asserting jurisdiction as to the PROJECT.

4.2.7                        The parties intend that the CONSTRUCTION LOAN is available to fund the lesser of sixty (60%) percent of the total cost of the PROJECT, as set forth in the final version of the Sources and Uses of Funds document furnished to BANK by BORROWER prior to Closing, or $31,465,000.00. No advances or disbursements under the CONSTRUCTION LOAN shall exceed such levels, unless BANK consents in writing to the same.

4.3                                 Conditions Precedent to the Final Disbursements.  The obligation of the BANK to make the final disbursement shall be subject to the condition precedent that the BORROWER shall be in compliance with all conditions set forth in Sections 4.1 and 4.2 of this AGREEMENT and, further, that the following conditions shall have been satisfied prior to the COMPLETION DATE:

4.3.1                        The PROJECT has been completed in accordance with the PLANS and the BANK shall have received a certificate of completion from the GENERAL CONTRACTOR, certifying that (i) work on the PROJECT has been completed in accordance with the PLANS and all labor, services, materials and supplies used in such work have been paid for and (ii) the completed PROJECT conforms with all applicable zoning, land use planning, building and environmental laws and regulations of the governmental authorities having jurisdiction over the PROJECT.

4.3.2                        The BANK has received satisfactory evidence that all work requiring inspection by municipal or other governmental authorities having jurisdiction has been duly inspected and approved by such authorities and by the rating or inspection organization, bureau, corporation or office having jurisdiction.

4.3.3                        The BANK shall have received a lien waiver from each SUBCONTRACTOR and the GENERAL CONTRACTOR for all work done and for all materials furnished by it for the PROJECT.

4.3.4                        The BANK has received an itemized list from BORROWER of all equipment and fixtures which are at that time subject to BANK’s security interest.

4.4                                 No Waiver.  The making of any disbursement under the CONSTRUCTION LOAN prior to fulfillment of any condition thereto shall not be construed as a wavier of such condition, and the BANK reserves the right to require fulfillment of any and all such conditions prior to making any subsequent disbursements under the CONSTRUCTION LOAN.

SECTION 5 Representations and Warranties.

To induce the BANK to enter into this AGREEMENT, the BORROWER makes the following representations and warranties and agrees that each DRAW REQUEST constitutes a reaffirmation of these representations and warranties:

5.1                                 Existence and Power.  The BORROWER is a limited partnership duly formed and in good standing under the laws of the State of Iowa. The BORROWER has accomplished all necessary actions required by a limited partnership under applicable law to own the PROPERTY and construct the PROJECT, and to execute and deliver, and to perform all of its obligations under the LOAN DOCUMENTS.

5.2                                 Authorization of Borrowing; No Conflict as to Law or Other Agreements.  The execution, delivery and performance by the BORROWER of the LOAN DOCUMENTS and the borrowings from time to time hereunder have been duly authorized by all necessary partnership actions of the BORROWER and do not and will not (a) require any material consent or approval, or authorization, by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (b) violate, in any material respect, any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect having applicability to the BORROWER, or violate any provision of the limited partnership agreement of the BORROWER, (c) result in a breach of or constitute a default beyond any applicable cure period under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the BORROWER is a party or by which it or its properties may be bound or affected, or (d) result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature to or with any other creditor of the BORROWER, in the aggregate exceeding $100,000.00, upon or with respect to any of the properties now owned or hereafter acquired by the BORROWER.

5.3                                 Legal Agreements.  The LOAN DOCUMENTS constitute the legal, valid and binding obligations of the BORROWER enforceable against the BORROWER in accordance with their respective terms.

5.4                                 License and Permits.  The BORROWER has all necessary PERMITS required for construction and operation of the PROJECT except those which cannot be obtained until completion of the PROJECT.

5.5                                 Construction of the PROJECT.  The PROJECT will be constructed in material compliance with the PLANS; except for the pipeline servicing the PROJECT which will be will be primarily on the property north of the PROPERTY and will be subject to an easement benefiting BORROWER, the PROJECT will be constructed entirely on the PROPERTY; and will not encroach upon or overhang any easement or right-of-way on land not constituting part of the PROPERTY. The PROJECT, both during construction and on COMPLETION DATE, and the contemplated use thereof, will not violate in any material respect, any applicable zoning or use statute, ordinance, building code, rule or regulation, or any covenant or agreement of record. The BORROWER agrees that it will furnish from time to time such satisfactory evidence with respect thereto as may be required by the BANK.

5.6                                 Title to the PROPERTY.  The BORROWER has good and marketable fee simple title to the PROPERTY, subject to the limitations described in 4.1.11, above.

5.7                                 Financial Condition.  The BORROWER has furnished to the BANK its compiled cash flow projection of the BORROWER for the initial three years of operation, which were contained in BORROWER’s business plan dated May 10, 2002, as amended May 13, 2002. This financial statement fairly presents the projected financial condition of the BORROWER on the dates thereof, and was prepared in accordance with GAAP. There has been no material adverse change in the operations, properties or condition (financial or otherwise) of the BORROWER since the date of the financial statement referred to above and no additional borrowings have been made by the BORROWER other than the borrowing contemplated hereby or approved by the BANK. The above-referenced financial statement or any certificate or statement furnished to the BANK by or on behalf of the BORROWER in connection with the transactions contemplated hereby, and the representations and warranties in this AGREEMENT, do not contain any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements contained therein or herein not misleading. To the best of the knowledge of the BORROWER, there is no fact which materially adversely affects or in the future (so far as the BORROWER can now foresee) may materially adversely affect the operation or prospects or condition (financial or other) of the BORROWER or its properties or assets, which has not been set forth herein or in a certificate or statement furnished to the BANK by the BORROWER.

5.8                                 Litigation.  There are no actions, suits or proceedings pending or, to the knowledge of the BORROWER, threatened against or affecting the BORROWER or the properties of the BORROWER before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to the BORROWER, would have a material adverse effect on the financial condition, properties, or operations of the BORROWER.

5.9                                 Taxes.  The BORROWER has paid or caused to be paid to the proper authorities when due all federal, state and local taxes, including taxes on the PROPERTY, required to be paid or withheld by it. The BORROWER has filed all federal, state and local tax returns which to the knowledge of the BORROWER are required to be filed, and the BORROWER has paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by it to the extent such taxes have become due.

5.10                           No Default.  There is no event which is, or with notice or the lapse of time would be, an EVENT OF DEFAULT under this AGREEMENT.

5.11                           ERISA.  The BORROWER is in compliance in all material respects with the Employee Retirement Income Security Act of 1974, as amended, and has received no notice to the contrary from the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental entity or notice of any claims or pending claims under ERISA.

5.12                           Environmental Matters.  Except as set forth in the Phase I Environmental Report referenced in Section 4.1 of this AGREEMENT: 1) the BORROWER is in compliance in all material respects with all health and environmental laws applicable to the BORROWER and its operations and knows of no conditions or circumstances that could materially interfere with such compliance in the future; 2) except for PERMITS that cannot be obtained until completion of the PROJECT, the BORROWER has obtained all PERMITS, and approvals required by law for the operation of its business; and 3) the BORROWER has not identified any “recognized environmental conditions,” as that term is defined by the American Society for Testing and Materials in its standards for environmental due diligence, which could subject the BORROWER to enforcement action if brought to the attention of appropriate governmental authorities.

5.13                           Necessary Utilities, Etc.  BORROWER has made suitable arrangements so that the PROJECT has all necessary electrical, gas, water, and sewer facilities in place for the proper construction and operation of its ethanol plant. BORROWER has made adequate provision for all storage facilities, equipment and product supplies, including corn, as specified by its engineers for the maximum output and operation of the plant.

SECTION 6 Additional Covenants of the BORROWER.

6.1                                 Financial Information and Reporting.  Except as otherwise stated in this AGREEMENT, all financial information provided to the BANK shall be compiled using GAAP consistently applied. During the time period that any amounts are outstanding under the CONSTRUCTION NOTE or this AGREEMENT or the LOAN DOCUMENTS, unless the BANK shall otherwise agree in writing:

6.1.1                        Annual Financial Statements. BORROWER shall provide the BANK within 120 days of the BORROWER’s fiscal year end, the BORROWER’s consolidated, annual financial statements. The statements must be audited with an unqualified opinion by a certified public accountant reasonably acceptable to the BANK, with such opinion directed both to BORROWER and to BANK, and must be accompanied by a certificate of such accountants stating whether, in conducting their audit, they have become aware of any event of default under this AGREEMENT, or of any event which would, after the lapse of time or the giving of notice, or both, constitute an EVENT OF DEFAULT, specifying the nature and duration of the default. Such audit statement shall be accompanied by the accountants’ calculations of BORROWER’s compliance with the covenants contained in Section 6.2 of this AGREEMENT as of the said fiscal year end.

6.1.2                        The BORROWER will furnish to the BANK within 30 days after the end of each calendar month, consolidated financial statements of the BORROWER for such period and year to date all in reasonable detail.

6.1.3                        BORROWER will deliver to BANK each quarter, within thirty days of each calendar quarter end, a certificate in the form of Exhibit D that has been signed by an officer or manager of BORROWER, which: 1) certifies that the statements required by section 6.1.1 and 6.1.2 have been accurately prepared in accordance with GAAP applied consistently; 2) certifies that the manager has no knowledge of any EVENT OF DEFAULT under this AGREEMENT or the LOAN DOCUMENTS, or of any event which would, after the lapse of time or the giving of notice, or both, constitute an event of default under this AGREEMENT or the LOAN DOCUMENTS.

6.1.4                        BORROWER will deliver to BANK each month, within thirty days of each month end, a monthly Production Report, in form acceptable to BANK, reporting for such month BORROWER’s Input and Output amounts of Corn Usage, Natural Gas Usage, DDGs Output, Ethanol Output, and if applicable, CO2 Output.

6.1.5                        BORROWER shall immediately notify BANK of the existence of any EVENT OF DEFAULT.

6.1.6                        BORROWER shall authorize all federal, state and municipal authorities to furnish reports of examinations, records and other information relating to the condition and affairs of the BORROWER and its ethanol plant, and any information from reports, returns, files and records by such authorities regarding BORROWER upon request to the BANK.

6.1.7                        The BORROWER will give the BANK prompt written notice of any material violation as to any environmental matter by the BORROWER and, of the commencement of any judicial or administrative proceeding relating to health, safety or environmental matters (i) in which an adverse determination or result could result in the revocation of or have a material adverse effect on any PERMITS held by the BORROWER which are material to the operations of the BORROWER, and (ii) which will or threatens to impose a material liability on the BORROWER to any person or party or which will require a material expenditure by the BORROWER to cure any alleged problem or violation.

6.1.8                        The BORROWER will give immediate notice to the BANK of (i) any litigation or proceeding in which it is a party if an adverse decision therein would require it to pay more than $100,000.00 or deliver assets the value of which exceeds such sum (whether or not the claim is considered to be covered by insurance); and (ii) the institution of any other suit or proceeding involving it that might materially and adversely affect its operations, financial condition, property, or business prospects.

6.1.9                        BORROWER shall provide monthly borrowing base certificates in the form of Exhibit E, calculating advance rates under the REVOLVING LOAN pursuant to the BORROWING BASE beginning the fourth month following COMPLETION DATE.

6.1.10                  The BORROWER will provide the BANK, no later than thirty (30) days prior to COMPLETION DATE, proof of retention by BORROWER of a plant manager with previous experience managing an ethanol plant.

6.1.11                  The BORROWER will provide the BANK with such other information as it may reasonably request.

6.2                                 Financial Covenants.  At all times that any amounts are outstanding under the CONSTRUCTION NOTE, the TERM NOTE, or this AGREEMENT or the LOAN DOCUMENTS, unless the BANK shall otherwise agree in writing, the BORROWER agrees to comply with the financial covenants described below, which shall be calculated using GAAP consistently applied, except as they may be otherwise modified by the capitalized definitions:

6.2.1                        The BORROWER shall maintain a FIXED CHARGE COVERAGE RATIO, measured quarterly, of no less than 1.25 : 1.0, for all periods following COMPLETION DATE.

6.2.2                        The BORROWER shall maintain a NET WORTH of not less than (i) $19,000,000.00 at all times after COMPLETION DATE and (ii) $19,000,000.00 plus an amount each fiscal year equal to the greater of (a) $250,000.00 or (b) the amount of undistributed earnings during the current fiscal year, at all times subsequent thereto.

6.2.3                        The BORROWER shall determine, at each fiscal year end, the amount of its EXCESS CASH FLOW for said fiscal year, and within one hundred twenty days following such fiscal year end, pay twenty percent (20%) of such sum to BANK, to be applied to the principal amount of the CONSTRUCTION LOAN or the TERM LOAN, as applicable. Such annual payment shall not release BORROWER from making any payment of principal or interest otherwise required by the CONSTRUCTION NOTE or TERM NOTE. No payment of EXCESS CASH FLOW shall be the cause of a payment to BANK for interest rate breakage fees or otherwise result in any prepayment penalty.

6.2.4                        BORROWER shall maintain, at all times subsequent to COMPLETION DATE and measured at fiscal year end, minimum WORKING CAPITAL of $1,000,000.00 during the first year of operations, measured beginning at the end of the third month following COMPLETION DATE, minimum WORKING CAPITAL of $1,500,000 during months thirteen (13) through twenty-four (24) following COMPLETION DATE, and minimum WORKING CAPITAL of $2,000,000.00 thereafter.

6.3                                 Affirmative Covenants.  During the time period that any amounts are outstanding under the CONSTRUCTION NOTE, TERM NOTE, REVOLVING NOTE, this AGREEMENT or the LOAN DOCUMENTS, unless the BANK shall otherwise agree in writing the BORROWER shall:

6.3.1                        Diligently proceed with construction of the PROJECT according to the PLANS and in accordance with all applicable laws and ordinances, and complete the PROJECT by the COMPLETION DATE.

6.3.2                        Use the proceeds of each of the disbursements under the CONSTRUCTION LOAN solely for the purposes set forth in this AGREEMENT.

6.3.3                        Use its best efforts to require the GENERAL CONTRACTOR and each SUBCONTRACTOR to comply with all rules, regulations, ordinances and laws bearing on its conduct of work on the PROJECT.

6.3.4                        Provide and maintain at all times during the process of building the PROJECT and, from time to time at the request of the BANK, furnish the BANK with proof of payment of premiums on:

(i)                                     Builders’ Risk completed value form insurance insuring the PROJECT against all risks, including flood, earthquake, and mechanical and electrical breakdown including testing to the full value of the PROJECT (subject to reasonable loss deductible provisions). The BANK’s interest shall be protected by naming the BANK as additional named insured;

(ii)                                  Commercial General Liability insurance (including products and completed operations, operations of subcontractors, and contractual liability insurance) with limits reasonably acceptable to BANK;

(iii)                               Worker’s compensation insurance, with statutory limits, and Employer’s Liability coverage with a $500,000.00 limit.

(iv)                              Business automobile liability insurance insuring all vehicles on the site, including hired and non-owned liability.

(v)                                 Environmental coverage shall be provided for clean-up and removal once the Project becomes operational, but only insofar as it is required by BANK.

The policies of insurance required pursuant to clauses (i) and (ii) above shall be in form and content satisfactory to the BANK and shall be placed with financially sound and reputable insurers. The policy of insurance referred to in clause (i) above shall contain an agreement of the insurer to give not less than thirty (30) days’ advance written notice to the BANK in the event of cancellation of such policy or change affecting the coverage there under. Acceptance of insurance policies referred to in clauses (i) and (ii) above shall not bar the BANK from requiring additional insurance which it reasonably deems necessary.

6.3.5                        Assign to BANK, in form acceptable to BANK, all equipment and systems warranties relating to the PROJECT, together with all contracts for natural gas, electricity, water and other utilities, as the same are obtained by BORROWER following CLOSING.

6.3.6                        Maintain accurate and complete books, accounts and records pertaining to the PROPERTY and the PROJECT and its ongoing and continuing operations in form and substance reasonably satisfactory to the BANK. The BORROWER will permit the BANK, acting by and through its officers and employees, to examine upon reasonable notice all books, records, contracts, plans, drawings, PERMITS, bills and statements of account pertaining to the PROJECT and to inspect upon reasonable notice all books and records pertaining to its operations and to make extracts there from and copies thereof.

6.3.7                        Cause to be paid to the proper authorities when due all federal, state and local taxes, including taxes on the PROPERTY, required to be paid or withheld by it except those which the BORROWER is contesting in good faith and with respect to which adequate reserves have been set aside.

6.3.8                        Allow the BANK and its participants upon reasonable notice to conduct such inspections of the PROJECT and BORROWER’s personal property subject to the BANK’s security interest as the BANK may deem necessary for the protection of the BANK’s interest.

Provided, however, such inspections shall occur during regular business hours, or such other time as the BORROWER and BANK may agree, and shall not unreasonably interfere with BORROWER’s business operations. Any such inspections shall be made and any certificates issued are solely for the benefit and protection of the BANK, and the BORROWER shall not be entitled to rely thereon.

6.3.9                        Make all repairs, renewals or replacements necessary to keep its plant, properties and equipment in good working condition.

6.3.10                  Comply in all material respects with all laws applicable to its form of organization, business, and the ownership of its property.

6.3.11                  Maintain and preserve all PERMITS, licenses, rights, privileges, charters and franchises that it is required to hold to construct and operate the PROJECT.

6.3.12                  Observe and comply with all laws, rules, regulations and orders of any government or government agency relating to health, safety, pollution, hazardous materials or other environmental matters to the extent non-compliance could result in a material liability or otherwise have a material adverse effect on the BORROWER.

6.3.13                  Maintain all depository accounts (including those accounts containing BORROWER’s equity capital) at BANK, other than local operating accounts approved by BANK.

6.3.14                  Pay to BANK, for application to the OBLIGATIONS, in addition to regularly scheduled payments of principal and interest, all state and federal incentive payments, less any amounts not to exceed 60% of such incentive payments which may be used by BORROWER to make distributions to its partners. This 60% distribution shall be based on the lesser of the previous fiscal year’s earnings or the total of all previous fiscal year’s state and federal incentive payments. Provided, however, the payments required by paragraph 6.2.3, above, and this paragraph 6.3.14, shall in no event exceed in the aggregate Three Million ($3,000,000.00) Dollars in any fiscal year.

6.4                                 Negative Covenants.  During the time period that any amounts are outstanding under the CONSTRUCTION NOTE or this AGREEMENT or the LOAN DOCUMENTS, unless the BANK shall otherwise agree in writing the BORROWER shall not:

6.4.1                        Permit any security interest or mortgage or lien on the PROPERTY or PROJECT or other real or personal property BORROWER owns now or in the future, or assign any interest that it may have in any assets or subordinate any rights that it may have in any assets now or in the future, except: (i) liens, assignments, or subordinations in favor of the BANK; (ii) liens, assignments, or subordinations outstanding on the date of this AGREEMENT and disclosed in advance to the BANK in writing and approved by the BANK; (iii) liens for taxes or assessments or other governmental charges not delinquent or which the BORROWER is contesting in good faith; (iv) liens which secure purchase money indebtedness allowed under this AGREEMENT; (v) liens that are imposed by law for obligations for labor or materials not overdue for more than 120 days, such as mechanics’, materialmen’s, carriers’, landlords’, and warehousemen’s liens, or liens, pledges, or deposits under workers’ compensation, unemployment insurance, Social Security, or similar legislation.

6.4.2                        Agree or consent to any changes in the PLANS, any changes in the terms and provisions of the DESIGN/BUILD CONTRACT or any of the contracts specifically identified in Section 4 of this AGREEMENT, or, following execution of this AGREEMENT, to any one change order in an amount exceeding $50,000.00, or all change orders when combined exceeding $100,000.00.

6.4.3                        Incorporate in the PROJECT any materials, fixtures or property which are subject to the claims of any other person, whether pursuant to conditional sales contract, security agreement, lease, mortgage.

6.4.4                        Lease, sell, transfer, convey, assign, or otherwise transfer all or any part of the interest of the BORROWER in the PROJECT or the PROPERTY.

6.4.5                        Permit, cause or suffer any material change in the management of its general partner or any change, direct or indirect, of its capital ownership.

6.4.6                        Cause or suffer any change in its general plant manager without BANK’s approval, which will not unreasonably be withheld.

6.4.7                        Engage in any line of business materially different from that presently engaged in by the BORROWER.

6.4.8                        Except for an election to become a limited liability limited partnership, change its legal form of organization.

6.4.9                        Make any material changes in its accounting procedures for tax or other purposes.

6.4.10                  Incur any INDEBTEDNESS except: (1) debt arising under this or another agreement with the BANK; (ii) trade credit incurred in the ordinary course of business; (iii) indebtedness in existence on the date of this AGREEMENT and disclosed in advance to the BANK in writing, and (iv) indebtedness set forth on Exhibit 6.4.10, attached hereto and by this reference made a part hereof. BORROWER shall not borrow other than pursuant to this AGREEMENT, without permission of the BANK.

6.4.11                  Consolidate, or merge or pool or syndicate or otherwise combine with any other entity, or give any preferential treatment, make any advance, directly or indirectly, by way of loan, gift, bonus, or otherwise, to any entity directly or indirectly controlling or affiliated with or controlled by BORROWER, or any other entity, or to any partner or employee of BORROWER, or of any such entity.

6.4.12                  Make, or commit to make, capital expenditures (including the total amount of any capital leases, but excluding BANK approved plant construction) in an aggregate amount exceeding $500,000.00 in any single fiscal year.

6.4.13                  Make or pay, without the written consent of BANK, which written consent will not be unreasonably withheld, in any fiscal year, distributions to partners of the BORROWER in excess of 65% of the previous fiscal year’s net income excluding state or federal incentive payments, or which would result in the BORROWER at the time of such distribution not being in compliance with any of the covenants set forth in this AGREEMENT after payment of such distribution. The foregoing restriction shall not limit the distributions of state and federal incentive payments to partners of BORROWER pursuant to the terms of Section 6.3.14. Any such distributions shall be made only once per fiscal year, and only after receipt by BANK of BORROWER’s annual audited financial statements and compliance statements as required herein, and if no EVENT OF DEFAULT has occurred or is continuing. BANK and BORROWER agree to negotiate, on an annual basis, the potential change of such limitation.

6.4.14                  Assume, guarantee, endorse or otherwise becoming contingently liable for any obligations of any other person, except for those guaranties outstanding at the time of execution of this AGREEMENT and disclosed to the BANK in writing.

6.4.15                  Make sales to or purchases from any affiliate of the BORROWER or extend creditor make payments for services rendered by any affiliate of the BORROWER, except under the MARKETING CONTRACT, unless such sales or purchases are made or such services are rendered in the ordinary course of business and on terms and conditions at least as favorable to the BORROWER as the terms and conditions which would apply in a similar transaction with a person or party not an affiliate of the BORROWER.

6.4.16                  Sell or dispose of all or substantially all its assets.

SECTION 7 EVENTS OF DEFAULT, Rights and Remedies.

7.1                                 EVENTS OF DEFAULT. Each of the following shall be an EVENT OF DEFAULT and give the BANK the right to exercise its remedies under this AGREEMENT:

7.1.1                        The BORROWER shall fail to pay when due any OBLIGATIONS or any other installment of principal or interest or fee payable to BANK.

7.1.2                        The BORROWER shall fail to observe or perform any other obligation to be observed or performed by it hereunder or under any of the LOAN DOCUMENTS.

7.1.3                        The BORROWER shall fail to pay any INDEBTEDNESS due any third persons, and such failure shall continue beyond any applicable grace period, or the BORROWER shall suffer to exist any other default under any material agreement binding the BORROWER, and such default shall continue beyond any applicable grace period.

7.1.4                        Any financial statement, representation, warranty, or certificate made or furnished by or with respect to the BORROWER to the BANK in connection with this AGREEMENT, or as an inducement to the BANK to enter into this AGREEMENT, or in any separate statement or document to be delivered to the BANK hereunder, shall be materially false, incorrect, or incomplete when made.

7.1.5                        The BORROWER shall admit its inability to pay its debts as they mature or shall make an assignment for the benefit of itself or any of its creditors.

7.1.6                        Proceedings in bankruptcy, or for reorganization of the BORROWER, or for the readjustment of debt under the Bankruptcy Code, as amended, or any part thereof, or under any other laws, whether state or federal, for the relief of debtors, now or hereafter existing, shall be commenced against or by the BORROWER and, except with respect to any such proceedings instituted by the BORROWER, shall not be discharged within sixty (60) days of their commencement.

7.1.7                        A receiver or trustee shall be appointed for the BORROWER or for any substantial part of its respective assets, or any proceedings shall be instituted for the dissolution or the full or partial liquidation of the BORROWER, and except with respect to any such appointments requested or instituted by the BORROWER, such receiver or trustee shall not be discharged within sixty (60) days of his appointment, and except with respect to any such proceedings instituted by the BORROWER, such proceedings shall not be discharged within sixty (60) days of their commencement, or the BORROWER shall discontinue business or materially change the nature of its business.

7.1.8                        The BORROWER shall suffer final judgments for payment of money aggregating in excess of $100,000.00 which are not covered, without reservation, by insurance or shall not discharge the same within a period of thirty (30) days unless, pending further proceedings, execution has not been commenced or, if commenced, has been effectively stayed.

7.1.9                        A judgment creditor of the BORROWER shall obtain possession of any of BANK’s collateral by any means, including (without implied limitation) levy, distraint, replevin, or self-help.

7.1.10                  The construction of the PROJECT is abandoned or shall be unreasonably delayed or be discontinued for a period of fifteen (15) consecutive calendar days, in each instance for reasons other than acts of God, fire, storm, strikes, blackouts, labor difficulties, riots, inability to obtain materials, equipment or labor, governmental restrictions or any similar cause over which the BORROWER is unable to exercise control.

7.1.11                  The BORROWER at any time prior to the completion of the PROJECT, shall delay construction or suffer construction to be delayed for any period of time, for any reason whatsoever, so that the completion of the PROJECT cannot be accomplished, in the reasonable judgment of the BANK, by the COMPLETION DATE.

7.1.12                  The PROJECT is materially damaged or destroyed by fire or other casualty and the loss, in the reasonable judgment of the BANK, is not adequately covered by insurance actually collected or in the process of collection.

7.1.13                  Fagen, Inc. shall cease to be the GENERAL CONTRACTOR and BORROWER has not replaced the GENERAL CONTRACTOR, within thirty (30) days following the termination of the same to the satisfaction of BANK, which BANK approval shall not be unreasonably withheld.

7.1.14                  Minnesota Corn Processors, LLC, or Commodity Specialists Co., or their permitted assignees shall cease to be the marketing agents of BORROWER as to sale of its products, and BORROWER has not within thirty (30) days following termination of either hired a replacement to the BANK’s satisfaction, which BANK approval will not be unreasonably withheld.

7.2                                 Rights and Remedies.  Upon the occurrence of an EVENT OF DEFAULT and at any time thereafter, the BANK may refrain from making any further disbursements hereunder (but the BANK may make disbursements after the occurrence of such an EVENT OF DEFAULT without thereby waiving its rights and remedies hereunder), and upon the occurrence of an EVENT OF DEFAULT or at any time thereafter, the BANK may exercise any or all of the following rights and remedies:

7.2.1                        The BANK may declare the CONSTRUCTION LOAN to be terminated, whereupon the same shall forthwith terminate.

7.2.2                        The BANK may declare the entire unpaid principal amount of the CONSTRUCTION NOTE then outstanding, all interest accrued and unpaid thereon, and all other amounts payable under this AGREEMENT to be forthwith due and payable, whereupon the CONSTRUCTION NOTE, all such accrued interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the BORROWER.

7.2.3                        The BANK may exercise and enforce its rights and remedies under any or all of the LOAN DOCUMENTS.

7.2.4                        The BANK may enter upon the PROPERTY, if allowed under applicable law, and take possession thereof, together with the PROJECT then in the course of construction, and proceed either in its own name or in the name of the BORROWER, as the attorney-in-fact of the BORROWER (which authority is coupled with an interest and is irrevocable by the BORROWER) to complete or cause to be completed the PROJECT, at the cost and expense of the BORROWER. If the BANK elects to complete or cause to be completed the PROJECT, it may do so according to the PLANS or according to such changes, alterations or modifications in and to the PLANS as the BANK may deem reasonable and appropriate; and the BANK may enforce or cancel all contracts let by the BORROWER relating to construction of the project, and/or let other contracts which in the BANK’s sole judgment may seem advisable; and the BORROWER shall forthwith turn over and duly assign to the BANK, as the BANK may from time to time require, contracts not already assigned to the BANK relating to construction of the PROJECT, blueprints, shop drawings, bonds, building permits, bills and statements of accounts pertaining to the PROJECT, whether paid or not, and any other instruments or records in the possession of the BORROWER pertaining to the PROJECT. The BORROWER shall be liable under this AGREEMENT to pay to the BANK, on demand, any amount or amounts reasonably expended by the BANK in so completing the PROJECT, together with any reasonable costs, charges, or expenses incident thereto or resulting there from, all of which shall be secured by the LOAN DOCUMENTS. In the event that a proceeding is instituted against the BORROWER for recovery and reimbursement of any moneys expended by the BANK in connection with the completion of the PROJECT, a statement of such expenditures, verified by the affidavit of an officer of the BANK, shall be prima facie evidence of the amounts so expended and of the propriety of the necessity for such expenditures; and the burden of proving to the contrary shall be upon the BORROWER. The BANK shall have the right to apply any funds which it agrees to disburse hereunder to bring about the completion of the PROJECT and to pay the costs thereof; and if such money so agreed to be disbursed is insufficient, in the sole judgment of the BANK, to complete the PROJECT, the BORROWER agrees to promptly deliver and pay to the BANK such sum or sums of money as the BANK may from time to time demand for the purpose of completing the PROJECT or of paying any liability, charge or expense which may have been incurred or assumed by the BANK under or in performance of this AGREEMENT, or for the purpose of completing the PROJECT. It is expressly understood and agreed that in no event shall the BANK be obligated, or liable in any way to complete the PROJECT or to pay for the costs of construction thereof beyond the amount of the CONSTRUCTION LOAN.

7.2.5                        The BANK may exercise any other rights and remedies available to it by law or agreement.

SECTION 8 Miscellaneous.

8.1                                 Inspections.  The BORROWER and the GENERAL CONTRACTOR shall be responsible for making inspections of the PROJECT during the course of construction and shall determine to their own satisfaction that the work done or materials supplied by the GENERAL CONTRACTOR or any SUBCONTRACTOR to whom payment is to be made out of each disbursement has been properly done or supplied in accordance with the DESIGN/BUILD CONTRACT. If any work done or materials supplied by the GENERAL CONTRACTOR or any SUBCONTRACTOR are not satisfactory to the BORROWER and/or its GENERAL CONTRACTOR and the same is not remedied within fifteen days of the discovery thereof, the BORROWER will immediately notify the BANK in writing of such fact. It is expressly understood and agreed that the BANK and any party designated by the BANK may conduct such inspections of the PROJECT, subject to the limitations expressed in this AGREEMENT, as BANK may deem necessary for the protection of the BANK’s interest, and that any inspections which may be made of the PROJECT by the BANK will be made, solely for the benefit and protection of the BANK, and that the BORROWER will not rely thereon.

8.2                                 Indemnification by the BORROWER.  The BORROWER shall bear all loss, expense (including reasonable attorneys’ fees) and damage in connection with, and agrees to indemnify and hold harmless the BANK, its agents, servants and employees from, all claims, demands and judgments made or recovered against the BANK, its agents, servants and employees, because of bodily injuries, including death at any time resulting there from, and/or because of damages to property (including loss of use) from any cause whatsoever, arising out of, incidental to, or in connection with the construction of the PROJECT, whether or not due to any act of omission or commission, including negligence of the BORROWER or the GENERAL CONTRACTOR or of his or their employees, servants or agents, other than gross negligence or willful misconduct of BANK or its agents. The BORROWER’s liability hereunder shall not be limited to the extent of insurance carried by or provided by the BORROWER or subject to any exclusions from coverage in any insurance policy. The obligations of the BORROWER under this Section shall survive the payment of the CONSTRUCTION NOTE.

8.3                                 No Waiver; Cumulative Remedies.  No failure or delay on the part of the BANK in exercising any right, power or remedy under the LOAN DOCUMENTS shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the LOAN DOCUMENTS. The remedies provided in the LOAN DOCUMENTS are cumulative and not exclusive of any remedies provided by law.

8.4                                 Amendments, Etc.  No amendment, modification, termination or waiver of any provision of any of the LOAN DOCUMENTS or consent to any departure by the BORROWER there from shall be effective unless the same shall be in writing and signed by the BANK and the BORROWER, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the BORROWER in any case shall entitle the BORROWER to any other or further notice or demand in similar or other circumstances.

8.7                                 Addresses for Notices, Etc.  Except as otherwise expressly provided herein, all notices, requests, demands and other communications provided for under the LOAN DOCUMENTS shall be in writing and mailed or delivered to the applicable party at its address indicated below:

If to the BORROWER:	LSCP, L.P. (d/b/a Little Sioux Corn Processors, L.P.) 4808 F Avenue Marcus, Iowa 50135 Attn: Daryl J. Haack

If to the BANK:	First National Bank of Omaha 1620 Dodge St. STOP 1050 Omaha, NE 68197-1050 Attention: Brian Thome

or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communications shall, when mailed, be effective when deposited in the mails, addressed as aforesaid, except that notices or requests to the BANK pursuant to any of the provisions hereunder shall not be effective until received by the BANK.

8.8                                 Time of Essence.  Time is of the essence in the performance of this AGREEMENT.

8.9                                 Execution in Counterparts.  The LOAN DOCUMENTS may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts of each instrument or agreement, taken together, shall constitute but one and the same instrument.

8.10                           Binding Effect, Assignment.  The LOAN DOCUMENTS shall be binding upon and inure to the benefit of the BORROWER and the BANK and their respective successors and assigns, except that the BORROWER shall not have the right to assign its rights there under or any interest therein without the prior written consent of the BANK.

8.11                           Governing Law.  The LOAN DOCUMENTS shall be governed by, and construed in accordance with, the laws of the State of Nebraska.

8.12                           Severability of Provisions.  Any provision of this AGREEMENT which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

8.13                           Headings.  Section headings in this AGREEMENT are included herein for convenience of reference only and shall not constitute a part of this AGREEMENT for any other purpose.

8.14                           Integration.  This AGREEMENT supersedes, replaces and terminates any prior oral offers, negotiations, understandings or agreements and any commitment letters or similar writings relating to any of the matters contemplated herein.

8.15                           Participations.  Notwithstanding any other provision of this AGREEMENT, the BORROWER understands that the BANK may enter into participation agreements with other lenders whereby the BANK will allocate a certain percentage of the CONSTRUCTION LOAN to them. The BORROWER specifically permits and authorizes the BANK to exchange financial information about the BORROWER with actual or potential participants. The BORROWER acknowledges that, for the convenience of all parties, this AGREEMENT is being entered into with the BANK only and that its obligations under this AGREEMENT are undertaken for the benefit of, and as an inducement to, each of the Participating Lenders as well as the BANK, and the BORROWER hereby grants to each of the Participating Lenders to the extent of its participation in the CONSTRUCTION LOAN, the right to set off deposit accounts maintained by the BORROWER with such BANK. The BORROWER understands that the terms of such participation agreements with any of the participants will limit the BANK’s rights to amend, waive or modify the terms and conditions of this AGREEMENT without the express written consent of all or a designated percentage of such participants.

IN WITNESS WHEREOF, the parties hereto have caused this AGREEMENT to be executed by their respective officers or managers thereunto duly authorized, as of the date first above written.

LSCP, L.P.		First National Bank of Omaha
by Little Sioux Corn Processors, L.L.C. Its general partner

By:	/s/ Daryl J. Haack	By:	/s/ Brian Thome
Daryl J. Haack, President			Brian Thome, Commercial Loan Officer

STATE OF Iowa	)
) ss.
COUNTY OF Cherokee	)

On this 25 day of July 2002, before me, the undersigned, a Notary Public, personally appeared Daryl J. Haack, the president of Little Sioux Corn Processors, L.L.C., on behalf of said entity as general partner of LSCP, L.P., who executed the foregoing instrument, and acknowledged that he executed the same as his voluntary act and deed.

/s/ Judith A. Letsche
[SEAL]	Notary Public

EXHIBIT A

LSCP, L.P.
Real Estate Description

TRACT I

A tract of land located in the N1/2  NE1/4, Sec. 2, T92N, R42W, Cherokee County, Iowa, described as follows: Commencing at the NE corner of the NE1/4 of said Sec. 2; thence South 00°00’00” East, 1124.77 feet along the East line of the NE1/4 of said Sec. 2 to a point on the South right-of-way line of the Chicago, Central and Pacific Railroad Company and the point of beginning; thence continuing South 00°00’00” East, 305.35 feet along said East line to the SE corner of the NE1/4 NE1/4 of said Sec. 2; thence South 89°39’28” West, 2647.27 feet along the South line of the N1/2  NE1/4 to the SW corner of the NW1/4 NE1/4 of said Sec. 2; thence North 00°12’41” West, 887.37 feet along the West line of the NE1/4 of said Sec. 2 to a point on the South right-of-way line of the Chicago, Central and Pacific Railroad Company; thence South 77°56’30” East, along said South right-of-way line, a distance of 2710.30 feet to the point of beginning.

AND

TRACT II

A tract of land located in the N1/2 NE1/4, Sec. 2, T92N, R42W, Cherokee County, Iowa, described as follows: Commencing at the NE Corner of the NE1/4 of said Sec. 2; thence South 00°00’00” East, 305.33 feet along the East line of the NE1/4 of said Sec. 2, to the point of beginning; thence continuing South 00°00’00” East 717.18 feet along said East line to a point on the North right-of-way line of the Chicago, Central & Pacific Railroad Company; thence North 77°56’30” West, 2710.68 feet along the North right-of-way line of the Chicago, Central & Pacific Railroad Company to a point on the West line of the NE1/4 of said Sec. 2; thence North 00°12’41” West, 409.15 feet along the West line of the NE1/4 to the NW Corner of the NE1 /4 of said Sec. 2; thence North 88°59’00” East, 2352.75 feet along the North line of the NEl/4 of said Sec. 2; thence South 00°00’00” East, 300.00 feet; thence North 90°00’00” East, 300.00 feet to the point of beginning.

NOTE: The East line of the NE1/4 of Sec. 2 is assumed to bear due North and South.

Subject to existing highways, easements, and right-of-way of record.

EXHIBIT B

Construction Note

Note Date: , 2002	$31,465,000.00
Maturity Date: , 2003

FOR VALUE RECEIVED, LSCP, L.P., an Iowa limited partnership (“BORROWER”) promises to pay to the order of First National Bank of Omaha (“BANK”), at its principal office or such other address as BANK or holder may designate from time to time, the principal sum of Thirty One Million Four Hundred Sixty-five Thousand and No/100 Dollars ($31,465,000.00), or the amount shown on the BANK’s records to be outstanding, plus interest (calculated on the basis of actual days elapsed in a 360-day year) accruing each day on the unpaid principal balance at the annual interest rates defined below. Absent manifest error, the BANK’s records shall be conclusive evidence of the principal and accrued interest owing hereunder.

This promissory note is executed pursuant to a Construction Loan Agreement (“CONSTRUCTION LOAN AGREEMENT”) between BORROWER and BANK dated as of                , 2002. All capitalized terms not otherwise defined in this note shall have the meanings provided in the CONSTRUCTION LOAN AGREEMENT.

INTEREST ACCRUAL. Interest on the principal amount outstanding on the CONSTRUCTION LOAN shall accrue, for the period through and including the COMPLETION DATE, at a rate (the “RATE”) one hundred (100) basis points above the BASE RATE in effect from time to time until maturity, and six per cent (6%) above the BASE RATE in effect from time to time after maturity, whether by acceleration or otherwise. For purposes hereof, BASE RATE shall mean the rate announced by BANK from time to time and published monthly as its “National Base Rate”.

Each time the BASE RATE shall change, the RATE shall change contemporaneously with such change in the BASE RATE. Interest shall be calculated on the basis of a 360-day year, counting the actual number of days elapsed.

REPAYMENT TERMS. Until LOAN TERMINATION DATE, interest only shall be payable on the 1st day of each calendar quarter, commencing October 1, 2002. On LOAN TERMINATION DATE, all principal and accrued interest are due and payable. The LOAN AGREEMENT describes the TERM NOTE that may be used by BORROWER to pay this promissory note.

PREPAYMENT. The BORROWER may prepay this CONSTRUCTION NOTE in full or in part at any time. Such prepayment shall not excuse the BORROWER from making subsequent payments each quarter until the indebtedness is paid in full.

ADDITIONAL TERMS AND CONDITIONS. The LOAN AGREEMENT, and any amendments or substitutions, contains additional terms and conditions, including default and acceleration provisions, which are incorporated into this CONSTRUCTION NOTE by reference. The

BORROWER agrees to pay all costs of collection, including reasonable attorneys fees and legal expenses incurred by the BANK if this CONSTRUCTION NOTE is not paid as provided above. This CONSTRUCTION NOTE shall be governed by the substantive laws of the State of Nebraska.

WAIVER OF PRESENTMENT AND NOTICE OF DISHONOR. BORROWER and any other person who signs, guarantees or endorses this CONSTRUCTION NOTE, to the extent allowed by law, hereby waives presentment, demand for payment, notice of dishonor, protest, and any notice relating to the acceleration of the maturity of this CONSTRUCTION NOTE.

LSCP, L.P. an Iowa Limited Partnership
by Little Sioux Corn Processors, L.L.C.,
Its general partner

By:
Daryl J. Haack, President

STATE OF	)
) ss.
COUNTY OF	)

On this       day of                , 2002, before me, the undersigned, a Notary Public, personally appeared Daryl J. Haack, the President of Little Sioux Corn Processors, L.L.C., general partner of LSCP, L.P., an Iowa limited partnership, on behalf of said entity, who executed the foregoing instrument, and acknowledged that he executed the same as his voluntary act and deed.

Notary Public

EXHIBIT C
REVOLVING PROMISSORY NOTE

Omaha, Nebraska			$3,500,000.00
Note Date:	, 2002	Maturity Date:	, 2003

On or before                      , 2003, LSCP, L.P. (“BORROWER”) promises to pay to the order of First National Bank of Omaha (“BANK”) at any of its offices in Omaha, Nebraska the principal sum hereof, which shall be Three Million Five Hundred Thousand and no/100 ($3,500,000.00) Dollars or so much thereof as may have been advanced by BANK and shown on the records of the BANK to be outstanding, under this Note and the loan agreement executed by the BANK and BORROWER dated as of                     , 2002, as it may, from time to time, be amended. Interest on the principal balance from time to time outstanding will be payable at a rate (the “RATE”) equal to one hundred (100) basis points higher than the BASE RATE in effect from time to time until maturity, and six per cent (6%) above the BASE RATE in effect from time to time after maturity, whether by acceleration or otherwise. For purposes hereof, BASE RATE shall mean the rate announced by BANK from time to time as its “National Base Rate”. Each time the BASE RATE shall change, the RATE shall change contemporaneously with such change in the BASE RATE. Interest shall be calculated on the basis of a 360-day year, counting the actual number of days elapsed. Interest on the REVOLVING LOAN shall be payable monthly.

This note is executed pursuant to a Construction Loan Agreement dated as of                     , 2002, between BANK and BORROWER (the “LOAN AGREEMENT”). The LOAN AGREEMENT contains additional terms of this Note, including, but not limited to enumerated events of default, and the granting of liens to secure BORROWER’s performance. All capitalized terms not otherwise defined herein shall have the same meanings as set forth in the LOAN AGREEMENT.

As provided in the LOAN AGREEMENT, upon any such enumerated default, BANK may accelerate the due date of this Note and declare all obligations set forth herein immediately due and payable, and BANK shall also have such other remedies as are described in the LOAN AGREEMENT and are provided by law. All makers and endorsers hereby waive presentment, demand, protest and notice of dishonor, consent to any number of extensions and renewals for any period without notice; and consent to any substitution, exchange or release of collateral, and to the addition or releases of any other party primarily or secondarily liable.

Executed as of the          day of                     , 2002.

LSCP, L.P. an Iowa Limited Partnership
by Little Sioux Corn Processors, L.L.C.,
Its general partner

By:
Daryl J. Haack, President

EXHIBIT D

LSCP, L.P.

CERTIFICATE OF COMPLIANCE

TO:	First National Bank of Omaha
1620 Dodge Street STOP 1050
Omaha, Nebraska 68197-1050
Attn: Brian Thome

I am a                 of LSCP, L.P. (the “BORROWER”) and under the terms of a CONSTRUCTION LOAN AGREEMENT (the “AGREEMENT”) between the BANK and the BORROWER dated                , and as it may be amended from time to time, certify that:

1.                                       The attached financial statements of the BORROWER from                 through                 (the “STATEMENT DATE”) are true and correct and have been accurately prepared in accordance with generally accepted accounting principles (GAAP) applied consistently with the BORROWER’s most recent annual financial statement; and

2.                                       I have read and am familiar with the AGREEMENT and have no knowledge of an existing EVENT OF DEFAULT under the AGREEMENT or of any event which would, after the lapse of time or the giving of notice, or both, constitute an EVENT OF DEFAULT under the AGREEMENT.

The calculations regarding each financial covenant, as of the STATEMENT DATE, and regardless of whether the BORROWER must be in compliance with each covenant as of the STATEMENT DATE, are as follows:

COVENANT	AT PRIOR YEAR-END	ACTUAL

NET WORTH	$	$

•           Covenant requires an initial NET WORTH of not less than $19,000,000.00, and is required to increase annually thereafter by an amount equal to the greater of (i) $250,000.00 per fiscal year, or (ii) the amount of undistributed earnings during the current year.

	REQUIRED	ACTUAL

FIXED CHARGE COVERAGE RATIO	1.25:1.0	: 1.0

CAPITAL EXPENDITURES (Maximum) (Excluding construction and approved change orders)	$500,000	$

WORKING CAPITAL (Minimum)	$1,000,000	$

•                                          Covenant requires minimum WORKING CAPITAL of $1,000,000.00 during the first year of operations, measured beginning at the end of the third month following COMPLETION DATE, minimum WORKING CAPITAL of $1,500,000 during months thirteen(13) through twenty-four (24) following COMPLETION DATE, and minimum WORKING CAPITAL of $2,000,000 thereafter.

1

3.                                       For the purpose of determining Incentive Pricing changes, the Borrowers INDEBTNESS to NETWORTH Ratio is

               : 1.00

4.                                       BORROWER has not made or paid distributions to members of the BORROWER in excess of the PERCENTAGE allowed. Note that distributions are only allowed annually based on previous year’s audited financials. Calculation of “Proposed Distributions” is required for communication purposes only. Calculated EXCESS CASH FLOW, allowable distributions and distributions made in the current fiscal year are:

EXCESS CASH FLOW	$

Proposed distributions	$

Year-to-date distributions	$

5.                                       BORROWER has not incurred any additional INDEBTEDNESS except debt allowed under the AGREEMENT or debt otherwise authorized by BANK approval.

6.                                       There has been no personnel change to the ethanol plant management that would be in violation of the AGREEMENT.  Commodity Specialists Corporation (CSC) continues to be the marketer of BORROWER’s Distiller’s Grain products.  Minnesota Corn Processors Cooperative (MCP) continues to be the marketer of BORROWER’s ethanol products.  F.C. Stone, L.L.C. continues to provide risk management services for BORROWER’s purchases of grain.

LSCP, L.P.

By:
Date:
Its:

For BANK use only:

Rate change based on Incentive Pricing:

Old rate:	New rate:

Effective date:

Verified by:

2

EXHIBIT E

LSCP, L.P.

First National Bank of Omaha	Borrowing Base Certificate
ATTN: Brian Thome
1620 Dodge St. STOP 1050	Report No.
Omaha, NE 68197-1050
Date:

1.	Total Ethanol Accounts Receivable	$

2.	ADD Total Federal Incentive Payment Accounts Receivable	+

	DEDUCT Ineligible Ethanol Accounts (31 days or more from invoice date)	-

	DEDUCT Ineligible Federal Incentive Payment Accounts (121 days or more from invoice date)	-

	DEDUCT Ineligible Accounts (as determined by Bank)	-

	Eligible Accounts Receivable	$
	MULTIPLY by Borrowing Base Factor	X 75%

3.	Accounts Receivable Loan Availability		$

4.	Ending Distillers Grain Inventory	$
5.	Ending Corn or Milo Inventory	+
6.	Ending Ethanol Inventory	+

	Eligible Inventory (Sum of Lines, 3, 4, 5)	$
	MULTIPLY by Borrowing Base Factor	X 75%
7.	Inventory Loan Availability		$

8.	TOTAL Borrowing Base	ADD Lines 3 & 7	$

9.	Outstanding Loan Balance
$

10.	Letters of Credit (not to exceed $1,000,000)	$

11.	Total Outstanding Balance (not to exceed $3,500,000)		$

12.	Margin	Line 8 MINUS Line 11	$

EXHIBIT E

To induce the First National Bank of Omaha (herein called Bank) to make an advance under the Construction Loan Agreement dated July 25, 2002, between the undersigned and the Bank, and any amendments thereto, the undersigned hereby reaffirms the Bank’s security interest in: all inventory, whether now owned or hereafter acquired, and the proceeds thereof; and, each and every account whether such right to payment now exists or hereafter arises, and the proceeds thereof.  The undersigned also certifies that the Borrowing Base as represented above is true and correct and that there is no default under the aforementioned Agreement, or on any of the Borrower’s liabilities to the Bank.

Borrower: LSCP, L.P.

Signature:

Title:

EXHIBIT 6.4.10

Additional Permitted Indebtedness

1.	Iowa Corn Promotion Board, up to $50,000.00
2.	Fagen, Inc., up to $1,250,000.00
3.	Farmers State Bank, Marcus, IA, up to $1,000,000.00